Exhibit 10.1

EMPLOYMENT CONTRACT

        THIS EMPLOYMENT AGREEMENT, entered into this 27th day of February, 2007, by and between Beach First National Bancshares, Inc. and Beach First National Bank, collectively hereinafter referred to as “Bank”, and Walt Standish, hereinafter referred to as the “Executive.”

W I T N E S S E T H   T H A T:

        WHEREAS, the Bank desires to continue to employ Executive as the President and CEO of Beach First National Bank and President and CEO of Beach First National Bancshares, Inc., and Executive desires to continue in such employment upon the terms and conditions set forth herein below.

        NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

        1.     Employment: The Bank agrees to continue to employ Executive as President and Chief Executive Officer of Beach First National Bank and President and CEO of Beach First National Bancshares, Inc., based out of Myrtle Beach, Horry County, South Carolina, for a period of two (2) years commencing on March 1, 2006 and running for two (2) years thereafter (the “Term”), unless previously terminated by either party in accordance with the provisions herein. The Term may automatically extend, as provided for in Paragraph 3 herein.

        In the event a “Change in Control of the Bank” occurs during the Term, the Executive’s employment will automatically extend for an additional three (3) years. For the purposes of this Contract, a “Change in Control of the Bank” shall mean: that there is a change in the composition of the Board of Directors of the Bank such that a majority of the directors are new to the Board; the Shareholders of the Bank approve a merger, consolidation or reorganization (unless such merger, consolidation or reorganization is as a result of a complete liquidation or dissolution of the Bank); or there is an agreement for the sale or other disposition of all or substantially all of the assets of the Bank to another entity (other than a transfer to a subsidiary of the Bank).

        In the event there occurs a Change in Control of the Bank, any restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under any incentive plan or arrangement shall lapse and such incentive award or awards shall immediately become one hundred (100%) percent vested; all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become one hundred (100%) percent vested; and any performance units granted to the Executive shall become one hundred (100%) percent vested.

        2.     Performance: During the term of this Contract and any renewals or extensions hereof, if any, Executive agrees to devote substantially all of his full business time, attention and efforts to the performance of his duties for the Bank, it being understood that the Executive’s duties are executive and administrative and subject to definition and direction by the Bank’s Board of Directors. Nothing herein shall restrict or prevent Executive from personally, on his own account and solely for his own benefit, investing in stocks, bonds, commodities, real estate or other forms of investment. Further, Executive may engage in other activities, such as professional, charitable, educational, religious and similar types of organizations and speaking engagements, which are not, or are not likely to become, in competition, directly or indirectly, with the Bank. Any outside investments or activities must not inhibit or prohibit the performance of Executive’s duties or conflict with the business of the Bank.

        The Executive shall at all times use his best efforts to assure (1) that the Bank is operated in a manner that will achieve satisfactory ratings in reports of examination by the Office of the Comptroller of the Currency and (2) that the Bank and its holding company comply with the reporting requirements of the applicable government agencies.

        3.     Term: As set forth above, the Term is two (2) years.

        4.     Compensation: As remuneration for the full-time services, the Executive shall receive a salary of One Hundred Sixty Five Thousand and no/100 ($165,000.00) dollars per annum from which the appropriate employment taxes and other required deductions shall be withheld, and said salary shall be paid bi-weekly. Salary and stock options will be reviewed annually by the compensation committee of the Board of Directors.

        5.     Bonuses: The Executive will receive a five (5%) percent cash bonus, by March 1 annually, subject to the remaining provisions of this paragraph. The bonus shall be calculated based on the net income of the Company for the prior year. As used in this Section “net income” shall mean income computed according to generally accepted accounting principles for Beach First National Bancshares, Inc.

        If the Bank had extraordinary gains or losses during the prior year, the bonus may be decreased or increased at the sole discretion of the Compensation Committee. If the Bank fails to meet regulatory oversight requests and/or mandates, the bonus may be decreased or eliminated altogether at the discretion of the Compensation Committee and or the Board of Directors.

    6.        Other Benefits: The Bank shall make available to the Executive the life insurance, dental and health insurance, disability insurance, retirement benefits and such other benefits or plans as are provided to the Bank employees. The Executive may participate in said programs if eligible. The cost for participation will be the same as applicable to all other similarly situated employees. If the Executive is continuously employed by the Bank for ten (10) years and then leaves such employment, the Executive will be permitted, to the extent allowed by the applicable insurers/providers, to continue to participate in health and dental insurance and other employee benefits, at his own expense (this obligation shall survive the termination of this Agreement).

        In addition, the Bank shall designate the Executive as the authorized user of the Bank’s Dunes Club membership for so long as the Executive remains the President and CEO of Beach First National Bank.

        7.     Vacation: The Executive may take vacation as permitted by the Employee Handbook or other applicable Bank policies in effect during this contract period.

        8.     Expenses: The Executive shall be promptly reimbursed, against presentation of vouchers or receipts, for all authorized expenses properly and reasonably incurred by him on behalf of the Bank. In addition, the Bank will provide the Executive with an automobile, for use while employed with the Bank, with approval of the Compensation Committee.

        9.     Confidential Information and Related Matters: Executive acknowledges that the Bank has information which is proprietary, confidential and information which constitutes trade secrets which the Bank uses in its business and which is essential to the Bank’s continued ability to compete and be successful. Executive also acknowledges that the release of such information would cause serious and irreparable harm to the Bank’s business and the Bank has expended considerable time, resources and capital in the development of this information.

        The term “Trade Secrets”, shall be defined as set forth in the South Carolina Uniform Trade Secrets Act, as amended from time to time, which defines Trade Secrets as information, including a formula, pattern, compilation, program, device, method, technique, or process that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (ii) is subject to efforts that are reasonable under the circumstances to maintain its secrecy. The term “Confidential Information” shall mean Bank materials and information to which the public does not have ready access and to which the Executive receives access or which the Executive develops, individually or in collaboration with others, as a result of or in the course of his employment or through the use of any of Bank’s facilities or resources. “Trade Secrets” and “Confidential Information” include, but are not limited to:

1.	The internal computer software and Bank-designed programs utilized for marketing development, sales, customer and event profiles;

2.

Marketing and advertising plans and techniques, purchasing information, price lists, price policies, vendors’ lists, profit margin information, quoting procedures, daily, weekly, monthly and yearly financial reports, customer profiles, customer contacts, security procedures and existing and potential customer data;

3.

Personnel information such as employee’s names and addresses, salary and wage information, performance criteria and job descriptions, performance evaluations, personnel forms and procedures, training programs and procedures;

4.	All contracts, proposals, and accounts with vendors, suppliers, and customers;

5.	Private telephone numbers, facsimile numbers and e-mail’s;

6.	Customer/account lists/databases for business contacts.

        Confidential information shall not include any materials or information to the extent that such materials or information are publicly known (through no wrongful act of Executive) or generally utilized by others engaged in the same business or activities as the Bank or were known by Executive but not as a result of his employment hereunder. Failure to designate any Confidential Information as “confidential” shall not affect its status as Confidential Information under the terms of this Contract.

        Executive agrees that during the Term of his employment, and for two (2) years following the termination of such employment, Executive shall not use or disclose any Trade Secrets or Confidential Information of the Bank, except as an employee of the Bank while acting in the Bank’s best interests or with the prior consent of the Bank.

        10.    Covenant Not to Solicit Bank’s Customers or Employees: During Executive’s employment and in the event of termination, for whatever reason, for a period of two (2) years thereafter, Executive will not directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit, divert or take away or attempt to solicit, divert or take away from the Bank any of its Customers or Potential Customers for any business purpose similar to that engaged in by the Bank except in the course of performing duties assigned to him by the Bank. “Customers” shall mean any person, firm, corporation or other entity for which Bank has performed services during the three (3) year period immediately preceding Executive’s termination. “Potential Customers” shall mean any person, firm, corporation or other entity which Bank has solicited or identified for solicitation during Executive’s employment with Bank.

        Additionally, during Executive’s employment and in the event of termination, for whatever reason, for a period of two (2) years thereafter, Executive will not directly or indirectly, alone or in association with or on behalf of any other individual, firm, company, corporation, association or other entity, solicit any employee of the Bank for purposes of encouraging, asking, suggesting or otherwise inducing such person(s) to leave employment with the Bank. Employee acknowledges that employees are an important asset of the Bank’s business and that this covenant is necessary to protect that asset.

        11.    Covenant Not to Compete: During employment with the Bank and for a period of two (2) years following the termination of such employment, Executive will not, directly or indirectly, for himself or on behalf of others, be employed, or provide services, as a bank executive (regardless of precise position title) within Horry County, South Carolina.

        Executive acknowledges that the two (2) year restriction and the geographical restriction are fair and reasonable for the protection of the Bank. The restrictions do not impose any undue hardship and would not deprive Executive of the ability to earn a livelihood.

        12.    Termination: The Bank shall have the right to terminate this Agreement for cause if any of the following events occur. Where applicable, the Executive should first be given not less than seven (7) days’ notice that the Bank proposes to terminate for cause, and the Executive should be given a reasonable opportunity to cure. The grounds for a “for cause” termination are:

a.	The permanent disability of the Executive;

b.	Executive’s failure or refusal to comply with the policies, standards and regulations of the Bank from time to time established by the Board of Directors;

c.	Executive’s fraud, dishonesty or other misconduct in the performance of his duties on behalf of the Bank;

d.	Executive’s conviction of a felony or any other crime involving fraud or dishonesty, or any act of misconduct which relates directly or indirectly to the duties of the Executive;

e.

Entry of a final judgment against Executive for embezzlement, fraud, breach of trust, or theft; violation of laws respecting controlled substances; or other misconduct which adversely affects the Bank’s interests or reputation or the Executive’s ability to perform his duties under this Agreement.

f.

Any acts or conduct which amount to fraud, dishonesty, willful misconduct, or unethical behavior which adversely affects the Bank’s interests or reputation or the Executive’s ability to perform his duties under this Agreement;

f.	Executive becomes bankrupt or insolvent;

f.	Absenteeism not related to injury, illness, sickness or permitted vacation.

        13.    Automatic Termination: To the extent there exists cause to terminate, as outlined in Paragraph 12 herein, and the Bank has previously given the Executive notice and an opportunity to cure, and Executive has failed to cure the problem within the time provided for such, this Contract shall automatically terminate. Further, this Agreement shall automatically terminate upon the death of the Executive, at which point the Bank shall have no further obligations hereunder except to pay to the Executive’s estate any accrued wages or other benefits owing.

        14.    Arbitration: In the event of any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, the parties will attempt in good faith to resolve such controversy or claim amongst themselves. If the matter has not been resolved within sixty (60) days of the commencement of such discussions (which period may be extended by mutual agreement), then the parties hereby agree to immediately submit the controversy to binding arbitration. The arbitration shall be conducted by a single arbitrator in accordance with the federal Arbitration Act and the American Arbitration Association’s provisions related to arbitration. Judgment upon the award rendered by the arbitrator may be entered by any court having applicable jurisdiction. Arbitration shall take place in Horry County, South Carolina and substantive law of South Carolina shall apply. Each of the parties shall use all reasonable efforts to insure that any arbitration proceeding is completed within sixty (60) days following notice of a request for arbitration hereunder.

        At any time prior to the arbitrator being selected and accepting the responsibilities of his/her position, a party requiring a temporary restraining order or a preliminary or temporary injunction may pursue such injunctive relief in court within Horry County, South Carolina. The subsequent appointment of the arbitrator shall not deprive the court of the authority to conduct a hearing and issue an injunction. The arbitrator may subsequently cancel or modify the injunction, or after the final hearing, cause the injunction, as issued or modified, to be made permanent.

        15.    Payment by the Bank: In the event that any payment required under this Agreement would be considered a “golden parachute payment” under 12 C.F.R. §359.1, the Bank shall not be obligated to make such payment at such time but may defer making such payment until such time as the making of the payment would not be considered to be a “golden parachute payment.”

        16.    Governing Law: This Agreement shall be governed by and construed under the laws of the State of South Carolina without regard to conflicts of laws provisions thereof.

        17.    Prior Agreements: This Agreement supersedes any prior agreements or understandings by and/or between the parties and constitutes the entire agreement between the parties and may be modified only by a writing signed by all of the parties hereto.

        18.    Waiver: Any waiver by the Bank of any provision or breach of any provision of this Agreement by the Executive shall not operate as a waiver of any further provision or breach of any provision by the Executive.

        19.    Severability: The parties agree that the provisions of this Agreement are severable, and that if a portion or portions of this Agreement are found to be unenforceable, the remaining portions of this Agreement shall be enforceable to the fullest extent permissible under the law.

        20.    Attorneys’ Fees and Costs: If the parties are forced to arbitrate any dispute related to or arising from this Agreement, they agree that the substantially prevailing party (as determined by the arbitrator) shall be entitled to recover from the other party all reasonable attorneys’ fees and costs incurred in relation to such arbitration.

        21.    Notice: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed duly given when delivered by

United States Certified or Registered Mail, Return Receipt Requested, Postage Prepaid, addressed as follows:

Richard N. Burch, CFO
Beach First National Bank
3751 Robert M. Grissom Parkway
Suite 100
Myrtle Beach, South Carolina 29577

Walter E. Standish III
Beach First National Bank
3751 Robert M. Grissom Parkway
Suite 100
Myrtle Beach, South Carolina 29577

        or to such other address as either party may have furnished the other in writing in accordance herewith except that notices of chance of address shall be effective only upon receipt.

        IN WITNESS WHEREOF, the Bank and the Executive have caused this instrument to be executed on the date first above written.

Beach First National Bancshares, Inc.

Witnesses:	By: Raymond E. Cleary, III

/s/ Bart Buie	/s/ Raymond E. Cleary, III

/s/ Katie Huntley	Its: Chairman

Beach First National Bank

By: Raymond E. Cleary, III

/s/ Bart Buie	/s/ Raymond E. Cleary, III

/s/ Katie Huntley	Its: Chairman

Executive:

Walter E. Standish, III

/s/ Ann Neismith	/s/ Walter E. Standish, III

/s/ Katie Huntley